EXHIBIT 10.1

ENERGY XXI SERVICES, LLC

RESTORATION PLAN

As Amended and Restated Effective January 1, 2013

ENERGY XXI SERVICES, LLC
RESTORATION PLAN

TABLE OF CONTENTS

i

ARTICLE I

ESTABLISHMENT OF PLAN AND PURPOSE

Energy XXI Services, LLC (the “Company”), originally established and adopted the Energy XXI Services, LLC Restoration Plan (the “Plan”) effective as of December 1, 2006. By this document, the Company is amending and restating the Plan, effective as of January 1, 2013. The Plan applies to all Eligible Employees who become Participants in accordance with the terms of the Plan.

The purpose of the Plan is to advance the interests of the Company by attracting and retaining in its employ highly qualified individuals for the successful conduct of its business. The Company hopes to accomplish these objectives by helping to provide for the retirement of its key employees selected to participate in the Plan.

It is the intention of the Company that the Plan meet all of the requirements necessary to qualify as a nonqualified, unfunded, unsecured plan of deferred compensation (for a select group of management or highly compensated employees) within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all Plan provisions shall be interpreted accordingly. Further, it is the intention of the Company for the Plan to meet all of the requirements of Code Section 409A and any regulations or guidance promulgated thereunder so that all amounts deferred on behalf of a Participant hereunder shall not be includible in the income of the Participant until distributed to the Participant.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

2.1. Definitions.  Where the following words and phrases appear in this Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

(a)	Account. A bookkeeping account of a Participant’s interest in the Plan represented by the Employer Contributions and Employee Contributions made on behalf of the Participant, with all earnings thereon credited to such contributions and all losses, expenses and distributions thereon debited from such contributions. A Participant’s Account shall consist of two subaccounts: the Participant’s Employer Contribution Account and the Participant’s Employee Contribution Account.
(b)	Affiliated Employer. Affiliated Employer means any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Employer; any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Employer; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Employer; and any other entity required to be aggregated with the Employer pursuant to Regulations under Code Section 414(o).
(c)	Board of Directors. The Board of Directors of the Company.
(d)	Code. The Internal Revenue Code of 1986, as amended from time to time.
(e)	Committee. The persons appointed to administer the Plan in accordance with Article VIII.
(f)	Company. Energy XXI Services, LLC, a limited liability company organized and existing under the laws of the State of Delaware, or its successor or successors.
(g)	Compensation. The base compensation paid by the Employer to a Participant for services rendered while a Participant, including but not limited to, regular base salary, any amounts deferred by the Participant under this Plan, elective contributions made on the Participant’s behalf pursuant to a Qualified Plan or a plan maintained under Section 125 of the Code, and any other reductions of such Participant’s remuneration, but excluding any bonus.
(h)	Effective Date. The effective date of this amendment and restatement of the Plan is January 1, 2013. The Plan was originally established and effective as of December 1, 2006.
(i)	Election Form. The document executed by a Participant pursuant to which the Participant elects to defer a percentage of the Participant’s Compensation.
(j)	Eligible Employee. An Employee who is a member of a select group of management or a highly compensated employee who in the sole and exclusive judgment of the Committee, because of his or her position and responsibilities, contributes materially to the continued growth, development and future business success of the Employer.
(k)	Employee. A person employed by the Employer.
(l)	Employee Contributions. The contributions, if any, that the Employer may make to a Participant’s Employee Contribution Account in accordance with Section 3.2 of the Plan.
(m)	Employee Contribution Account. The record of a Participant’s interest in the Plan represented by the Employee Contributions made on behalf of the Participant, with all earnings thereon credited to such Employee Contributions on behalf of the Participant and all losses, expenses and distributions thereon debited from such Employee Contributions. A Participant’s Employee Contribution Account shall be one hundred percent (100%) vested at all times.
(n)	Employer. The Company and any Affiliated Employer.
(o)	Employer Contributions. The contributions, if any, that the Employer may make to a Participant’s Employer Contribution Account pursuant to Article IV of the Plan.

(p)	Employer Contribution Account. The record of a Participant’s interest in the Plan represented by the Employer Contributions made on behalf of the Participant, with all earnings thereon credited to such Employer Contributions on behalf of the Participant and all losses, expenses and distributions thereon debited from such Employer Contributions. Amounts contributed to a Participant’s Employer Contribution Account prior to January 1, 2013 shall be one hundred percent (100%) vested at all times. Amounts contributed to a Participant’s Employer Contribution Account on and after January 1, 2013 shall vest in accordance with Article IV of the Plan.
(q)	ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.
(r)	Net Compensation. Compensation excluding amounts deferred by the Participant under this Plan.
(s)	Participant. An Eligible Employee who becomes a Participant in the Plan pursuant to Article III of this Plan.
(t)	Plan. Energy XXI Services, LLC Restoration Plan, set forth herein, as amended and restated from time to time.
(u)	Plan Year. The twelve (12) month period beginning on each January 1st and ending on each December 31.
(v)	Qualified Plan. The Energy XXI Service Plan as in force and effect on the Effective Date and as may be amended from time to time thereafter and as applicable to the Participant.
(w)	Rabbi Trust. Rabbi Trust means a grantor trust established by the Company for purposes of setting aside funds for the payment of benefits under the Plan. All assets of such trust shall at all times be subject to the claims of the Employer’s general creditors and no Participant shall have a claim to any assets of a Rabbi Trust, if any, established pursuant to this Plan.
(x)	Separation from Service. The termination of employment with the Employer for any reason other than death and as determined in accordance with Code Section 409A and any guidance issued thereunder.
(y)	Trustee. Trustee means the individuals or institution appointed by the Employer in an agreement establishing a Rabbi Trust and any successor trustee as may be named.
(z)	Valuation Date. Each and every business day that the New York Stock Exchange is open.

2.2. Construction.  The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may include the plural and vice versa, unless the context clearly indicates to the contrary.

2.3. Governing Law.  The Plan shall be construed in accordance with and governed by the laws of the State of Texas to the extent not preempted by federal law.

ARTICLE III

PARTICIPATION AND PARTICIPANT ELECTIONS

3.1. Participation.  The Committee shall, from time to time, select those Employees who shall be Eligible Employees. Participation in the Plan shall be limited to Eligible Employees who meet such other eligibility criteria as the Committee may establish from time to time.

An Eligible Employee selected for participation in this Plan in accordance with this Section 3.1 shall become a Participant on the first day of the month coinciding with or next following his or her selection as a Participant; provided, however, that Participants who are determined by the Committee to be eligible as of the Effective Date shall be eligible as of the Effective Date.

3.2. Participant Elections; Employee Contributions.  To the extent authorized by the Committee for a given Plan Year pursuant to written resolutions adopted prior to the commencement of such Plan Year, a Participant may complete an Election Form to elect to defer the present payment by the Company of up to one hundred percent (100%) of the Participant’s Compensation otherwise paid during such Plan Year, and instead have that amount credited to the Participant’s Employee Contribution Account. The Compensation otherwise currently payable to the Participant shall be reduced by the amount of such Participant’s Employee Contribution. No Employee Contributions shall be made to the Plan during a Plan Year unless authorized by the Committee in accordance with this Section 3.2.

In addition, to the extent authorized by the Committee for a given Plan Year pursuant to the written resolutions referred to above, the Participant may elect, at the time of his or her initial deferral with respect to Compensation deferred for the Plan Year, to receive payment of such Compensation (including any adjustments thereto based upon any investment adjustments under Article V), or any specific portion thereof, in a single lump sum cash payment upon the earlier of a fixed date (which is at least two years after the Plan Year of such deferrals), as specified by the Participant on the Election Form, or the date that is six (6) months following the Participant’s Separation from Service.

The Election Form must be completed prior to the date specified by the Committee, but in any event prior to the last day of the calendar year prior to the Plan Year in which the services are performed giving rise to the Compensation. An Employee who first becomes an Eligible Employee as of the Effective Date or after the commencement of a Plan Year, may make a deferral election with respect to the portion of Compensation earned in such Plan Year after the date of the election, provided that such Eligible Employee makes such deferral election prior to the date specified by the Committee but not later than thirty days after first becoming eligible to participate. The Election Form once made shall be irrevocable as of the last day of the calendar year prior to the Plan Year for which it is made. A Participant may, at the times and in the manner designated by the Committee, change or terminate a salary deferral election to be effective as of the next following Plan Year.

3.3. Cessation of Participation.  A Participant will cease to be an Eligible Employee as of the end of any Plan Year designated by the Committee. If any Participant does not incur a Separation from Service but ceases to be an Eligible Employee then, during the period that such Participant is not an Eligible Employee such Participant’s Account shall continue to be adjusted as provided in Article V hereof.

ARTICLE IV

EMPLOYER CONTRIBUTIONS

4.1. Employer Matching Contributions.  If the Committee authorizes Employee Contributions for a given Plan Year in accordance with Section 3.2 then, for each such Plan Year for which a Participant elects to make Employee Contributions, the Company shall credit to such Participant’s Employer Contribution Account, an Employer Contribution equal to one dollar for every dollar credited as an Employee Contribution up to the following limit:

[Six percent (6%) times Compensation] minus [Six percent (6%) times the lesser of (i) Net Compensation or (ii) the limit on compensation set forth in Section 401(a)(17) of the Code].

Employer Contributions under this Section 4.1 shall be credited to the Participant’s Employer Contribution Account as soon as administratively feasible following the end of the Plan Year, or such earlier date as shall be determined by the Committee. Amounts contributed to a Participant’s Employer Contribution Account pursuant to this Section 4.1 shall be one hundred percent (100%) vested at all times.

4.2. Employer Profit Sharing Contributions.  For each Plan Year, the Company will make an Employer Contribution under this Section 4.2 to this Plan on behalf of each Participant in an amount equal to the difference between (a) and (b) below:

(a)	the employer profit sharing contribution (i.e., the nonelective employer contribution) that would have been allocated to the Qualified Plan account of the Participant for the Plan Year pursuant to the terms and conditions of the Qualified Plan, without giving effect to any reductions required by the limitations imposed by the Code on the Qualified Plan; less
(b)	the amount of the employer profit sharing contribution (i.e., the nonelective employer contribution) actually allocated to the Participant’s Qualified Plan account for the Plan Year.

Employer Contributions under this Section 4.2 shall be credited to the Participant’s Employer Contribution Account as soon as administratively feasible following the end of the Plan Year, or such earlier date as shall be determined by the Committee. Amounts contributed to a Participant’s Employer Contribution Account pursuant to this Section 4.2 shall be one hundred percent (100%) vested at all times.

4.3 Employer Discretionary Contributions.  From time to time while the Plan is in effect, the Company may, in its sole discretion, make an Employer Contribution pursuant to this Section 4.3 in any amount with respect to any Participant as it shall determine in its sole discretion.

Employer Contributions under this Section 4.3 shall be credited to the Participant’s Employer Contribution Account on December 31 of the Plan Year to which such Employer Contributions relate but only if the Participant remains employed by the Employer on that date. Participants whose employment with the Employer terminates prior to December 31 of the Plan Year to which Employer Contributions under this Section 4.3 relate shall not be credited with any such Employer Contributions for the Plan Year. Once a Participant has satisfied the continued employment requirement described in this paragraph to be eligible to receive an Employer Contribution pursuant to this Section 4.3 for a given Plan Year, the Participant shall be one hundred percent (100%) vested at all times with respect to such Employer Contribution for that Plan Year. In accordance with Section 3121(v)(2) of the Code and the regulations promulgated thereunder, Employer Contributions made under this Section 4.3 shall be taken into account for FICA tax purposes on December 31 of the Plan Year to which such Employer Contributions relate at the time such amounts become vested and are credited to eligible Participants’ Employer Contribution Accounts.

ARTICLE V

MAINTENANCE OF PARTICIPANT ACCOUNTS

5.1. Establishment of Participant Accounts.  Separate Accounts shall be established and maintained for each Participant, and more than one such Account may be established and maintained for a Participant, as deemed necessary by the Committee for administrative purposes. A Participant’s Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and shall not constitute or be treated as a trust fund of any kind unless set aside in a Rabbi Trust. The Committee shall determine the balance of each Account, as of each Valuation Date, by adjusting the balance of such Account as of each Valuation Date to reflect changes in the value of the investment benchmarks thereof, credits and debits pursuant to Articles III, IV or V, and distributions pursuant to Article VI hereof. All costs, charges, and expenses incurred in connection with the administration of the Plan may be paid by the Employer or allocated among the Accounts of the Participants as determined by the Committee in its discretion.

5.2. Valuation of Accounts.  Each Participant’s Account is a bookkeeping account, the value of which shall be based upon the performance of investment benchmarks designated by the Committee or the Participant, as permitted by the Committee. Notwithstanding the foregoing, the terms of this Plan place no obligation upon the Company to invest or to continue to invest any portion of the amounts in the Account, to invest in or to continue to invest in any specific asset, to liquidate any particular investment, or to apply in any specific manner the proceeds from the sale, liquidation, or maturity of any particular investment. The Company assumes no risk of any decrease in the value of any investments or the Participant’s Account, and the Company’s sole obligations are to maintain the Participant’s Account and make payments to the Participant or the Participant’s beneficiaries as herein provided.

5.3. Investment Benchmarks.  Investment benchmarks shall be established under the Plan as follows.

(a)	Investment Direction. In the Committee’s discretion, each Participant may be entitled to direct the manner in which the Participant’s Account will be deemed to be invested, by selecting among the investment benchmarks permitted under the Plan and specified by the Participant in accordance with procedures established by the Committee. The investment benchmarks shall be those investment fund options specified by the Committee or, if permitted by the Committee, specified by the Participant. Notwithstanding anything to the contrary herein, earnings and losses based on investment elections made by the Participant or selected by the Committee shall begin to accrue as of the date such Participant’s Employer Contributions and Employee Contributions are credited to the Participant’s Account. A designation of investment benchmarks shall continue in effect unless and until amended with the submission of a new designation in accordance with Section 5.3(b) below. Each successive designation of investment benchmarks for a Participant’s Accounts may be applicable to either future contributions to or the cumulative balance of the Participant’s Account, or to both, at the election of the Participant.
(b)	Transfers Among Investment Benchmarks. Amounts credited to a Participant’s Account may be transferred among investment benchmarks pursuant to an allocation election which may be made according to procedures established by the Committee. Such allocation election shall be effective as of the date determined in accordance with such procedures.
(c)	Continuation of Investment Benchmarks. Credits to a Participant’s Account in accordance with this Article V shall continue until the Account balance is paid in full to the Participant or the Participant’s beneficiary.

5.4. Statement of Participant Accounts.  The Committee shall provide periodically to each Participant a statement setting forth the balance of such Participant’s Account as of the end of the most recently completed accounting period, in such form as the Committee deems desirable. Such statements shall be provided to Participants no less frequently than annually.

ARTICLE VI

DISTRIBUTION OF BENEFITS

6.1. Distribution of Benefits.  The Participant’s vested Account balance shall be paid in a single lump sum distribution on the date that is six (6) months following the Participant’s Separation from Service or, upon the Participant’s death, pursuant to Section 7.1. Notwithstanding the foregoing, if the Committee authorizes a payment election in accordance with Section 3.2 and a Participant makes such a payment election, then payment of the portion of the Participant’s vested Account balance attributable to the Participant’s Employee Contributions governed by such payment election shall be made in accordance with the time of payment dictated by the Participant’s Election Form.

ARTICLE VII

DEATH BENEFITS

7.1. Death Benefits.  Any Plan benefits not distributed prior to the Participant’s death shall, upon the Participant’s death, be paid to the legal representative of the Participant’s estate, or if no such representative is appointed, to the Participant’s surviving spouse or, if the Participant has no surviving spouse, to the Participant’s heirs at law. Any payment or distribution pursuant to this Section 7.1 shall be in the form of a single lump sum payment made no later than December 31st of the calendar year in which the Participant’s death occurred.

ARTICLE VIII

ADMINISTRATION

8.1. The Committee.  Subject to the provisions of this Article VIII, the Plan shall be administered by the Committee. The Company, acting through its Board of Directors or through a committee appointed by the Board for this purpose (hereinafter “Board”) shall be empowered to appoint and remove the Trustee and members of the Committee from time to time as it deems necessary.

8.2. Powers and Duties of the Committee.  The Committee shall:

(i)	determine and designate from time to time the Eligible Employees;
(ii)	interpret the Plan;
(iii)	prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan;
(iv)	employ agents, attorneys, accountants or other persons (who also may be employed by or represent the Company) for such purposes as the Committee considers necessary or desirable in connection with its duties hereunder; and
(v)	make such factual or other determinations and take such other action as authorized by this Plan or as it deems necessary or advisable. Any interpretation, determination, or other action made or taken by the Committee shall, subject to Section 8.3 hereof be final, binding, and conclusive on all interested parties. The Committee may, in its sole discretion, impose limitations, restrictions and conditions on the Participants’ rights to receive benefits as set forth in the Participant’s Election Form, if any.

8.3. Nondiscriminatory Exercise Of Authority.  Whenever, in the administration of the Plan, any discretionary action by the Committee is required, the Committee shall exercise its authority in a nondiscriminatory manner so that all persons similarly situated will receive substantially the same treatment.

8.4. Participant as a Committee Member.  In the event the Committee exercises any discretionary authority under the Plan with respect to a Participant who is a member of the Committee, such discretionary authority shall be exercised solely and exclusively by those members of the Committee other than the Participant. In the event the remaining members of the Committee cannot reach a majority conclusion, the Board of Directors of the Company shall appoint a temporary substitute Committee member to exercise all the powers of a qualified Committee member concerning the matter in which such Participant cannot so act or for which there is a deadlock.

8.5. Claims Procedure.  The Committee shall make all determinations in its sole discretion as to the right of any Participant to a benefit under the Plan. Any denial by the Committee of a claim for benefits under the Plan by a Participant shall be stated in writing by the Committee and delivered or mailed to the Participant within 90 days after receipt by the Committee of the Participant’s claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice thereof shall be provided to the Participant before the end of this 90-day period. The extension shall not exceed 90 days from the end of the initial 90-day period. Such notice of denial of benefits under the Plan shall set forth the specific reasons for the denial. The notice shall describe any additional information or material necessary to complete the claim, an explanation of why the information or material is necessary, and the Plan’s claim review procedure. In addition, the Committee shall afford a reasonable opportunity to any Participant whose claim for benefits has been denied to submit a written request that the decision denying the claim be reviewed by the Committee. This appeal shall be filed within 60 days after the receipt by the Participant of the notice informing him of the Committee’s denial of the Participant’s claim. Failure to file such an appeal by the Participant shall result in the forfeiture by such Participant of such right. The Committee shall notify the Participant of its decision in writing within 60 days after receipt by the Committee of the Participant’s appeal, unless an extension of time for processing the appeal is required. If such an extension is required, written notice thereof shall be provided to the Participant before the end of this 60-day period. The extension shall not exceed 60 days from the end of the initial 60-day period. The decision of the Committee shall be final and binding on all parties.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1. No Commitment as to Employment.  The adoption and maintenance of this Plan shall not enlarge or otherwise affect the terms and conditions of a Participant’s employment by the Employer, and the Employer may terminate or otherwise modify the terms and conditions of employment of the Participant as freely and with the same effect as if the Plan had not been established. The Participant shall remain subject to discharge as if the Plan had never been adopted. The Plan does not alter any employment-at-will relationship which may exist between the Employer and the Participant.

9.2. Indemnification of Board of Directors, Committee and Others.  No member of the Company’s Board of Directors or the Committee, nor any officer or employee of the Company acting on behalf of the Company’s Board of Directors or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Company’s Board of Directors or the Committee and each officer or employee of the Company acting on their behalf shall, to the extent permitted by law and the Company’s by-laws and other organizational documents, be fully indemnified and protected by the Company in respect to any such action, determination or interpretation.

9.3. Amendment; Termination.  The Plan and any Election Form may be altered or amended in whole or in part, at any time and from time to time, by the Committee, in its sole discretion; provided, however, that the Committee shall not alter or amend a Participant’s Election Form except to the extent necessary to comply with the terms of the Plan or applicable law, including Section 409A of the Code. The Company reserves the right to terminate this Plan at any time.

No amendment or termination by the Company shall reduce the accrued benefits of a Participant, except to the extent required to comply with applicable law.

If the Company terminates the Plan, the Company shall distribute to each Participant, within 90 days after the effective date of termination, such Participant’s Account, valued as of the date of termination, but only in compliance with Section 409A of the Code. Notwithstanding any other provisions of this Plan, if the Company terminates the Plan, the Company may, in its sole and absolute discretion, make a single lump-sum payment to each Participant of the balance in the Participant’s Account, but only in compliance with Section 409A of the Code.

9.4. Binding Effect.  This Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns, and the Participants and their beneficiaries, heirs, assigns and personal representatives.

9.5. Validity of Plan.  The invalidity or illegality of any provision of the Plan shall not affect the legality or validity of any other part thereof.

9.6. Title To Assets.  No Participant or beneficiary shall have any right to, or interest in, any assets of the Employer upon termination of the Participant’s employment or otherwise, except as provided from time to time under this Plan.

9.7. Inalienability of Benefits.  The right of any Participant or the participant’s beneficiary to any benefit or payment under the Plan shall not be subject to alienation or assignment, and to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process. In the event a Participant or the Participant’s beneficiary who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void. The Plan shall not make payments to an alternate payee pursuant to a domestic relations order, even if such order qualifies as a “qualified domestic relations order” under Section 414(p) of the Code.

9.8. Withholding.  All deferrals, contributions and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Company under any applicable local, state or federal law.

9.9. Payment of Benefits.  Whenever any benefit is to be paid to or for the benefit of any person who is then a minor or determined to be incompetent by qualified medical advice, the Company need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of such minor or incompetent, or to cause the same to be paid to such minor or incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of such minor or incompetent if one has been appointed or to cause the same to be used for the benefit of such minor or incompetent.

ARTICLE X

SOURCE OF PAYMENT OF BENEFITS

10.1. Source of Payment of Benefits.  The Plan is a nonqualified, unfunded, deferred compensation plan. Therefore, all benefits owing under the Plan shall be paid out of the Employer’s general corporate funds, which are subject to the claims of creditors, or out of a Rabbi Trust that the Employer may establish or authorize; provided that all assets paid into any such trust shall at all times before actual payment to a Participant remain subject to the claims of general creditors of the Employer. Neither the Participant nor a Participant’s beneficiary shall have any right, title or interest whatever in or to, or any claim, preferred or otherwise, in or to, any particular assets of the Employer as a result of participation in the Plan, or any trust that the Employer may establish to aid in providing the payments described in the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between the Employer and a Participant. No Participant shall acquire any interest greater than that of an unsecured creditor in any assets of the Employer or in any trust that the Employer may establish for the purposes of paying benefits hereunder.

The Company may establish a Rabbi Trust and fund such trust for the purpose of paying benefits owing under the Plan. However, in the absence of action by the Company, nothing herein shall be construed to require the creation or funding of a Rabbi Trust by the Company or any Employer for the purpose of paying benefits owing under the Plan.

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising the Energy XXI Services, LLC Restoration Plan, ENERGY XXI SERVICES, LLC, as the Employer, has caused this instrument to be duly executed by its proper officers this 15th day of January, 2013 to be effective as of the Effective Date.

ATTEST:  ENERGY XXI SERVICES, LLC

/s/ John D. Schiller, Jr.

John D. Schiller, Jr.